P R E S S  R E L E A S E

FOR IMMEDIATE RELEASE	CONTACT: Earl J. Blackwell
281/ 272-4507
USL #02-03

RESERVES FOR DETROIT LIABILITY, RELIANCE BANKRUPTCY AND WRITE- DOWN OF GOODWILL AFFECT U S LIQUIDS EARNINGS

                HOUSTON (Feb. 25) --- U S Liquids Inc. (AMEX: USL) reported a net loss for the fourth quarter ended Dec. 31, 2001 of $5.5 million compared to a $27.2 million loss in the year-ago-quarter.  For the 12-month period ended Dec. 31, 2001, net income increased to $3.4 million from a loss of $25.4 million in the prior year.

The fourth quarter loss was a result of the following items, which constitute the special charges, net:

•                    A $5.0 million reserve for the probable minimum liability for resolving the Detroit investigation, which has been disclosed in prior filings with the SEC.  The maximum liability is estimated to be $6.0 million.

•                    A $3.5 million reserve for estimated insurance claims the company could be responsible for due to the bankruptcy of a primary insurer, Reliance Insurance Company.

•                    In accordance with Generally Accepted Accounting Principles, the company will record non-cash charges for the write-down of goodwill of approximately $97.3 million.  $6.3 million was recorded in the fourth quarter of 2001 and $91.0 million will be recorded in the first quarter of 2002 as promulgated by new accounting standards.

•                    A $0.7 million loss on sale of assets.

Fourth quarter income from operations, before special charges, was $3.2 million compared to a loss from operations before special charges for the year-ago-quarter of $9.4 million.  For the 12-month period, income from operations, before special charges, increased to $17.7 million from $1.7 million in the comparable 2000 period.

Additionally, diluted earnings per share for the quarter was a loss of $0.34 compared to a loss of $1.72 in the year-ago quarter and year-to-date diluted earnings per share were $0.20 in 2001 compared to a loss of $1.61 for 2000.

“A definite slowing of the economy in the fourth quarter seriously affected our California and Midwest facilities and was the major cause in the decline of revenues and operating results as compared to plan,” said U S Liquids Chairman and Chief Executive Officer Mike Lawlor.  “We continue to experience softness in the economy, but our 2002 business plan is based on the assumption that the economy will begin to rebound in the second quarter.”

Revenues for the quarter were $51.8 million, a 16.8 percent decrease from $62.2 million in the year-ago quarter.  Revenues from the company’s industrial wastewater segment increased 0.6 percent, the oilfield segment increased 14.8 percent, while the commercial wastewater segment revenues decreased 28.0 percent, primarily because of the sales of certain operations in the Northeast, a decline in the biosolids business in New York, a decline in the San Antonio operations, and contraction of revenues in the western region of the United States.  By-product sales decreased primarily because of lower brokered ethanol sales.  The company has essentially exited the ethanol brokerage business.  Year-to-date revenues decreased 7.1 percent to $230.3 million from $247.9 million in the comparable period for 2000.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the fourth quarter increased to a negative $7.8 million from a negative $22.2 million in the year-ago quarter and increased to $29.7 million from $3.6 million in the year-to-date comparison.  Adjusting for the special charge items, EBITDA increased to $7.7 million in the fourth quarter 2001 from a negative of $4.4 million in the fourth quarter 2000, and increased to $35.5 million in 2001 from  $21.4 million in 2000.

“During 2001 we exceeded the expectations of our banks by reducing the outstanding balance of the credit facility by $19.0 million,” said U S Liquids’ Chief Financial Officer Earl Blackwell.  “We are proceeding in re-financing the outstanding balance with a goal of completion prior to maturity, which is June 15, 2002.”

Blackwell said that the Company currently estimates 2002 revenues between $218.0 million and $221.0 million, with diluted earnings between $0.31 and $0.35 per share.  The Company estimates that for 2002, EBITDA will be between $32.0 million and $35.0 million, and capital expenditures will be between $11.0 million and $14.0 million.  All free cash flow will be used for working capital requirements and to reduce outstanding debt.  All estimates are before the non-cash charge, of approximately $91.0 million, for the anticipated write-down of goodwill in the first quarter 2002, due to a change in accounting standards in that period.

Management will host a conference call, along with a simultaneous webcast, at 9 a. m. CST on Tuesday, Feb. 26, 2002.  The conference call number is (800) 777-1464.  To listen to the webcast via the Internet, go to the U S Liquids website at http://www.usliquids.com, click on “Investor Relations” and the event icon.

For those unable to listen to the live call, a replay will be available 24 hours a day for 7 days following the live webcast over the Internet.  To hear a telephonic replay of the call, dial (800) 633-8284 (domestic) or (858) 812-6440 (International) and enter reservation code 20367688.  The telephonic replay will be available from 11 a. m. CST Feb. 26, 2002 until 5 p. m. CST Friday, Mar. 1, 2002.

U S Liquids Inc., based in Houston, is a leading provider of services in North America for the collection, processing, recovery and disposal of liquid waste.

This release includes forward-looking statements that attempt to predict or forecast future events or results and depend on future events for their accuracy.  These forward-looking statements and the Company’s business and prospects are subject to risks and uncertainties, any of which could cause actual results to differ materially from expected results; including, among other things, the outcome of litigation or administrative proceedings, obtaining or maintaining of governmental permits and approvals required for the operation of its facilities and changes in the laws and regulations governing the Company’s operations.  These and other risks and uncertainties are described in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 and in the Company’s subsequent SEC filings.

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U S LIQUIDS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,	December 31,
	2000	2001
ASSETS		Unaudited

CURRENT ASSETS:
Cash and cash equivalents	$2,176	$1,498
Accounts receivable, less allowances	37,139	38,139
Inventories	2,254	2,485
Prepaid expenses and other current assets	14,941	8,648
Operations held for sale	23,745	—
Total current assets	$80,255	$50,770

PROPERTY, PLANT & EQUIPMENT, net	108,246	109,838
INTANGIBLE ASSETS, net	162,809	159,325
OTHER ASSETS, net	867	943
Total assets	$352,177	$320,876

LIABILITIES & STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term obligations	$22,993	$87,891
Accounts payable	17,579	14,253
Accrued expenses and other current liabilities	25,594	26,984
Operations held for sale	2,996	—
Total current liabilities	$69,162	$129,128

LONG-TERM OBLIGATIONS, net of current maturities	88,526	4,137
PROCESSING RESERVE, net of current	5,445	4,702
CLOSURE AND REMEDIATION RESERVES, net of current	10,834	9,848
OTHER LONG-TERM LIABILITIES	2,577	1,094
DEFERRED INCOME TAXES	10,763	3,514
Total liabilities	$187,307	$152,423

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 5,000,000 shares authorized, none outstanding	$—	$—
Common stock, $.01 par value, 30,000,000 shares authorized, 15,818,729 and 16,031,815 (unaudited) shares issued and outstanding, respectively	158	160
Additional paid-in capital	176,939	177,134
Retained deficit	(12,204)	(8,818)
Accumulated other comprehensive loss — foreign currency translation adjustment	(23)	(23)
Total stockholders’ equity	$164,870	168,453
Total liabilities and stockholders’ equity	$352,177	$320,876

U S LIQUIDS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2000	2001	2000	2001
		Unaudited		Unaudited
Revenues	$62,186	$51,766	$247,859	$230,312

Operating Expenses	52,943	37,374	193,724	168,673

Depreciation & Amortization	4,961	4,422	19,234	17,513

Selling, General & Administrative Expenses	13,689	6,730	33,162	26,440

Special Charges, net	17,787	15,518	17,787	5,771

Income (Loss) from Operations	$(27,194)	$(12,278)	$(16,048)	$11,915

Interest Expense, net	2,744	1,802	10,698	9,440

Other Income, net	(52)	(70)	(419)	(304)

Income (Loss) before Income Taxes	$(29,886)	$(14,010)	$(26,327)	$2,779

Benefit for Income Taxes	(2,711)	(8,496)	(950)	(607)

Net Income (Loss)	$(27,175)	$(5,514)	$(25,377)	$3,386

EBITDA	$(22,181)	$(7,786)	$3,605	$29,732

Basic earnings (loss) per common share	$(1.72)	$(0.34)	$(1.61)	$0.21

Diluted earnings (loss) per common share	$(1.72)	$(0.34)	$(1.61)	$0.20

EBITDA per common and common equivalent shares outstanding	$(1.40)	$(0.49)	$0.23	$1.78

Weighted average number of common shares outstanding	15,800	16,028	15,798	15,988

Weighted average number of common and common equivalent shares outstanding	15,800	16,028	15,798	16,728